AMENDMENT NO. 1 TO THE
STOCK PURCHASE AGREEMENT
THIS AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT, dated as of June 15, 2023 (this “Amendment”), amends that certain Stock Purchase Agreement, dated as of May 22, 2023 (the “Agreement”), by and between American International Group, Inc., a Delaware corporation (“Parent”) and RenaissanceRe Holdings Ltd., a Bermuda exempted company limited by shares (the “Acquiror”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
WHEREAS, Parent and the Acquiror wish to amend the Agreement on the terms set forth in this Amendment.
NOW, THEREFORE, Parent and the Acquiror hereto agree as follows:
1.Amendment. Pursuant to Section 11.07 of the Agreement, Section 5.06(b) of the Agreement is hereby amended and replaced in its entirety with the following:
“(i) Promptly, and in any case within thirty (30) days after the date hereof, the parties hereto shall file, or cause to be filed, all Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, (ii) as promptly as practicable, and in any case within sixty (60) days after the date hereof, (x) the Acquiror shall file, or cause to be filed, all change of control and material change applications in each jurisdiction where required by applicable insurance Laws to be filed by Acquiror with respect to the transactions contemplated by this Agreement, including the change of control and material change filings and applications identified in Section 4.03 of the Acquiror Disclosure Schedule (unless otherwise specified therein), (y) Parent shall file, or cause to be filed, all change of control and material change applications in each jurisdiction where required by applicable insurance Laws to be filed by Parent or any of its Affiliates (including any Company Group Entity) with respect to the transactions contemplated by this Agreement, including the change of control and material change filings and applications identified in Section 3.05 of the Parent Disclosure Schedule (unless otherwise specified therein), and (z) Parent, or any of its applicable Affiliates, shall file, or cause to be filed, any application or filing required by a Governmental Authority for the payment of the dividend (or other payments or transfers) contemplated by Section 5.12, and (iii) promptly after the date hereof, the parties hereto shall, or cause to be filed, all other filings and notifications, or where required or mutually determined to be advisable, pre-filings and pre-notifications, with all Governmental Authorities that are required under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including any other filing, notification, pre-filing or pre-notification (as applicable) that may be required under any applicable Antitrust Law in connection with the transactions contemplated by this Agreement. Parent and the Acquiror, and their respective Affiliates, each shall supply, or cause to be supplied, as promptly as practicable any additional information and documentary material that may be requested by a Governmental Authority in connection with the filings set forth in (i), (ii) and (iii) and, subject to Section 5.06(e), shall each use its reasonable best efforts to promptly (but in any event prior to the Outside Date) obtain all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; provided that none of the Acquiror, Parent, any of the Company Group Entities or any of their respective Affiliates shall be required to undertake any Burdensome Condition. The Acquiror shall have responsibility for the filing fees associated with the filings it is required to make, including those set forth in Section 4.03 of the Acquiror Disclosure

Schedule (and including, for the avoidance of doubt, filings made under the HSR Act), and Parent shall have responsibility for the filing fees associated with filings Parent or any of its Affiliates are required to make, including those designated as filings of Parent in Section 3.05 of the Parent Disclosure Schedule.”
2.No Other Changes. Except as expressly set forth herein, the terms, provisions and conditions of the Agreement and the other Transaction Agreements remain in full force and effect and nothing in this Amendment will (a) constitute a waiver of compliance with respect to the Agreement or any other Transaction Agreement in any other instance, (b) prejudice any right or remedy that the parties hereto may now or in the future have under or in connection with the Agreement or any other Transaction Agreement or (c) change, amend, supplement or modify, or be construed as a change, amendment, supplement or modification to, any other term, provision or condition of the Agreement or any other Transaction Agreement. Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement shall mean the Agreement as modified and amended by this Amendment other than references to the “date of this Agreement,” “the date hereof” or similar references which shall continue to refer to May 22, 2023.
3.Miscellaneous. The provisions of Section 11.01 (Notices), Section 11.03 (Severability), Section 11.04 (Entire Agreement), Section 11.05 (Assignment), Section 11.06 (No Third-Party Beneficiaries), Section 11.07 (Amendment; Waiver), Section 11.09 (Governing Law; Venue; Waiver of Jury Trial), and Section 11.10 (Rules of Construction) of the Agreement are hereby incorporated into and will apply to this Amendment mutatis mutandis.
4.Counterparts. This Amendment may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be as effective as delivery of a manually executed counterpart of this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:     /s/Sabra Purtill
Name:    Sabra Purtill
Title:     Executive Vice President and Interim
Chief Financial Officer

RENAISSANCERE HOLDINGS LTD.

By:     /s/ Shannon Lowry Bender
Name:     Shannon Lowry Bender
Title:      EVP, Group General Counsel

[Signature Page to Amendment No. 1 to the Stock Purchase Agreement]